UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 23, 2009

GSE SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1332 Londontown Blvd., Suite 200, Sykesville, MD 21784
(Address of principal executive offices and zip code)

 (410) 970-7800
Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 8.01.	Other Events.

On September 23, 2009, GSE Systems, Inc. (the “Company”) issued a press release announcing that its underwriter exercised an over-allotment option in full to purchase an additional 375,000 shares of the Company’s common stock at a public offering price of $6.00 per share.  The over-allotment option was granted to the underwriter  in connection with the Company’s previously announced public offering which was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2009.

The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in such public offering to 2,875,000 at a public offering price of $6.00 per share and the aggregate net proceeds received by the Company to approximately $15.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  The Company intends to use the net proceeds for general working capital purposes and to fund acquisitions and other strategic opportunities.

Roth Capital Partners, LLC, acted as the sole underwriter of the offering.

The closing with respect to the over-allotment option took place on September 23, 2009. The Company’s press release is filed as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as exhibit to this report:

Exhibit No.	Description

99.1	Press Release, dated September 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2009
GSE SYSTEMS, INC.

/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and
Chief Financial Officer